April 18, 2022

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 256 to the Registration Statement, File Nos. 333-204808 and 811-23066 (the “Registration Statement”), of Northern Lights Fund Trust IV (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 256 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

BLS/AJD

EXHIBIT A

1.	Anchor Risk Managed Credit Strategies Fund
2.	Anchor Risk Managed Equity Strategies Fund
3.	Anchor Risk Managed Global Strategies Fund
4.	Anchor Risk Managed Municipal Strategies Fund
5.	FMC Excelsior Focus Equity ETF
6.	FormulaFolios Hedged Growth ETF
7.	FormulaFolios Smart Growth ETF
8.	FormulaFolios Tactical Growth ETF
9.	FormulaFolios Tactical Income ETF
10.	Inspire 100 ESG ETF
11.	Inspire Corporate Bond ESG ETF
12.	Inspire Faithward Mid Cap Momentum ESG ETF
13.	Inspire Faithward Large Cap Momentum ESG ETF
14.	Inspire Global Hope ESG ETF
15.	Inspire International ESG ETF
16.	Inspire Small/Mid Cap ESG ETF
17.	Inspire Tactical Balanced ESG ETF
18.	LGM Risk Managed Total Return Fund
19.	Main BuyWrite Fund
20.	Main Sector Rotation ETF
21.	Main Thematic Innovation ETF
22.	Moerus Worldwide Value Fund
23.	Monarch Ambassador Income ETF
24.	Monarch Blue Chips Core ETF
25.	Monarch ProCap ETF
26.	R3 Global Dividend Growth ETF
27.	Sterling Capital Focus Equity ETF
28.	Sterling Capital Diverse Multi-Manager Active ETF
29.	USA Mutuals Vice Fund
30.	USA Mutuals All Seasons Fund